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       EXHIBIT (4.3) -- OTHER INSTRUMENTS DEFINING THE RIGHTS OF SECURITY
                                    HOLDERS

         Copies of debt instruments relating to debt which represents less than 10% of total assets will be furnished to the Commission upon request.